EXHIBIT 21


                          SUBSIDIARIES OF NUMEREX CORP.


                  NumereX Investment                      (Tier 1)
                           Bronzebase Limited             (Tier 2)
                           Versus Technology Limited      (Tier 3)
                           DCX Systems                    (Tier 2)
                  DCX Systems, Inc.                       (Tier 1)
                  Digilog Inc.                            (Tier 1)
                  Broadband Networks Inc.(1)              (Tier 1)
                  Cellemetry LLC
                        (60% interest)(2)
                  UPLINK Security, I                      (Tier 1)
                        (85% interest)



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1 Company owns 100% of outstanding common stock, which upon the exercise of employee stock options, could be reduced to 82%.

2    Remaining 40% interest owned by BellSouth Wireless, Inc.